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                                                             EXHIBIT 5


G-30,463-135                                         February 28, 1994





Pogo Producing Company
5 Greenway Plaza
Suite 2700
Houston, Texas  77046

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-3 ("Registration Statement"), filed by Pogo Producing Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to $75,000,000 aggregate principal amount of ____% Convertible Subordinated Notes due 2004 of the Company (the "Notes") and to the shares of Common Stock, par value $1 per share, of the Company issuable upon conversion of the Notes (the "Common Shares"), certain legal matters in connection with the Notes are being passed upon for you by us. The Notes are to be issued under an indenture (the "Indenture") between the Company and Shawmut Bank Connecticut, National Association, as trustee (the "Trustee").
At your request, this opinion is being furnished to you for filing as
Exhibit 5 to the Registration Statement.

          We have acted as counsel for the Company in connection with the registration and sale of the Notes. In such capacity, we have examined the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents as a basis for the opinions hereinafter expressed.

          Based upon our examination as aforesaid, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.
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Pogo Producing Company              -2-              February 28, 1994

          2. When the Indenture has been duly executed and delivered by the officers authorized by the Board of Directors of the Company or a duly authorized committee thereof to execute and deliver the same, it will constitute a legal, valid and binding instrument of the Company, enforceable against the Company in accordance with its terms.

          3. When (i) the Board of Directors of the Company or a duly authorized Committee thereof shall have duly authorized the issuance of the Notes and shall have fixed the terms thereof,
     (ii) the Company's officers shall have duly executed the Notes (manually or in facsimile) pursuant to such authorization,
     (iii) the Notes shall have been duly authenticated by the Trustee under the Indenture and sold pursuant to such authorization, and
     (iv) payment of the agreed consideration for the Notes shall have been received by the Company, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and the Common
     Shares, when duly issued upon conversion of the Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

          The opinions as to enforceability of obligations set forth in paragraphs 2 and 3 above are each subject to the effect on such enforceability of (i) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions."

                                   Very truly yours,

                                   /s/ Baker & Botts, L.L.P.